For Immediate Release

Hagerty Reports First Quarter 2025 Results
Reaffirms 2025 Outlook for Revenue and Profit Growth

•First quarter 2025 Total Revenue increased 18% year-over-year to $319.6 million
•First quarter 2025 Written Premium increased 12% year-over-year to $244.3 million
•First quarter 2025 Marketplace revenue increased 176% year-over-year to $29.0 million
•First quarter 2025 Operating Income increased 110% year-over-year to $25.7 million
◦First quarter 2025 Operating Income margin increased by 360 bps compared to the prior year period
•First quarter 2025 Net Income increased 233% year-over-year to $27.3 million
•First quarter 2025 Adjusted EBITDA increased 45% year-over-year to $39.6 million
•Reaffirmed 2025 Outlook for 12-13% Total Revenue growth, 30-40% Net Income growth and 21-29% Adjusted EBITDA growth

TRAVERSE CITY, Michigan, May 7, 2025 /PRNewswire/ – Hagerty, Inc. (NYSE: HGTY), an automotive enthusiast brand and leading specialty vehicle insurance provider, announced today financial results for the three months ended March 31, 2025.
“We are off to a solid start to 2025, with first quarter revenue growth of 18%, net income growth of 233%, and Adjusted EBITDA growth of 45%. We expanded our margins and are making substantial technology investments to become even more efficient in how we deliver on our brand promise to members over the coming years,” said McKeel Hagerty, Chief Executive Officer and Chairman of Hagerty.

“Hagerty enjoys the enviable position of operating in an industry that has historically performed well regardless of the economic cycle. Our industry-leading retention delivers visible revenue streams that are augmented by consistently high rates of new member growth thanks to the strength of the Hagerty brand and value proposition. Our strategic priorities enable us to acquire new customers and service existing ones more efficiently than ever, and we are well-positioned for accelerating growth as we move into 2026,” continued Mr. Hagerty.

“Our business momentum and first quarter results keep us on track to deliver 12-13% total revenue growth in 2025 as we help car enthusiasts protect, buy and sell, and enjoy their special vehicles. Operating margin expansion should drive even faster rates of bottom-line growth, with net income expected to increase by 30-40% compared to 2024,” added Mr. Hagerty.

FIRST QUARTER 2025 FINANCIAL HIGHLIGHTS

•First quarter 2025 Total Revenue increased 18% year-over-year to $319.6 million
•First quarter 2025 Written Premium increased 12% year-over-year to $244.3 million
•First quarter 2025 Commission and fee revenue increased 13% year-over-year to $100.3 million
•Policies in Force Retention was 89.0% as of March 31, 2025 compared to 88.7% in the prior year period, and total insured vehicles increased 8% year-over-year to 2.6 million
•First quarter 2025 Loss Ratio was 42.0% including 6.7% of impact from catastrophe losses (including approximately $10.4 million in pre-tax losses from the Southern California wildfires), compared to 41.1% in the prior year period
•First quarter 2025 Earned Premium increased 12% year-over-year to $169.4 million
•First quarter 2025 Membership, marketplace and other revenue increased 60% year-over-year to $50.0 million
•First quarter 2025 Marketplace revenue increased 176% year-over-year to $29.0 million
◦The increase was primarily due to a higher level of inventory sales, including cars sold in February 2025 from the Academy of Art University Collection
•First quarter 2025 Membership revenue increased 14% year-over-year to $15.3 million
◦Hagerty Drivers Club (HDC) paid members increased 7% year-over-year to approximately 889,000 compared to 831,000
•First quarter 2025 Operating Income of $25.7 million, an increase of $13.5 million compared to the prior year period
•First quarter 2025 Operating Income margin increased by 360 bps compared to the prior year period
◦General and administrative expenses increased 11.7% due primarily to an increase in software-related costs, and Salary and benefits increased 5.3%
•First quarter 2025 depreciation and amortization was $9.5 million compared to $10.6 million in the prior year period
•First quarter 2025 Net Income of $27.3 million, an increase of $19.1 million compared to the prior year period
•First quarter 2025 Net Income includes $7.1 million in interest and other income
•First quarter 2025 Adjusted EBITDA (a non-GAAP measure) of $39.6 million, an increase of $12.3 million compared to the prior year period
•First quarter 2025 Basic and Diluted Earnings per Share was $0.07
•First quarter 2025 Adjusted EPS (a non-GAAP measure) was $0.08

•We ended the quarter with $128 million of cash and $147 million of total debt, $32 million of which is back leverage for Broad Arrow Capital’s portfolio of loans collateralized by collector cars
•We increased the borrowing capacity under our unsecured credit facility to $375 million with lower borrowing costs and a March 2030 maturity

The definitions and reconciliations of non-GAAP financial measures are provided under the heading Key Performance Indicators and Certain Non-GAAP Financial Measures at the end of this press release.

2025 OUTLOOK - SUSTAINED GROWTH AND PROFITABILITY
We believe 2025 is on track to be another year of strong profit growth for Hagerty as our team executes on our long-term plan to create value for stakeholders by delivering high rates of compounding revenue growth through investing in our long-term competitive advantages. In 2025, these investments aggregate to $20 million of elevated spend, primarily in our new technology platform, Duck Creek. Duck Creek will help us efficiently grow our business over the coming years. We remain focused on growing our Insurance, Membership and Marketplace businesses, positioning us to deliver sustained, compounding profit growth over the coming years, and fund our purpose to save driving and fuel car culture for future generations.

•For full year 2025, Hagerty anticipates:
◦Written Premium growth of 13-14%
◦Total Revenue growth of 12-13%
◦Net Income growth of 30-40%
◦Adjusted EBITDA growth of 21-29%
▪Profit ranges incorporate $20 million of elevated technology investments in 2025, as well as an estimated $10 million pre-tax impact from the Southern California wildfires

		2025 Outlook ($)		2025 Outlook (%)
in thousands	2024 Results	Low End	High End	Low End	High End
Total Written Premium	$1,044,492	$1,180,000	$1,191,000	13%	14%
Total Revenue	$1,200,038	$1,344,000	$1,356,000	12%	13%
Net Income [1]	$78,303	$102,000	$110,000	30%	40%
Adjusted EBITDA [2]	$124,473	$150,000	$160,000	21%	29%

1    Fully diluted share count of approximately 360 million shares including Class A Common Stock, Class V Common Stock, Series A Convertible Preferred Stock, and share-based compensation awards.
2    See Non-GAAP Financial Measures below for additional information regarding this non-GAAP financial measure.

Conference Call Details

Hagerty will hold a conference call to discuss the financial results today at 10:00 am Eastern Time. A webcast of the conference call, including its Investor Presentation highlighting first quarter 2025 financial results, will be available on Hagerty’s investor relations website at investor.hagerty.com. The dial-in for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at investor.hagerty.com following the call.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. All statements provided, other than statements of historical fact, are forward-looking statements, including those regarding Hagerty’s future operating results and financial position, Hagerty’s business strategy and plans, products, services, and technology implementations, market conditions, growth and trends, expansion plans and opportunities, and Hagerty’s objectives for future operations. The words "anticipate," "believe," "envision," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," "ongoing," "contemplate," and similar expressions, and the negative of these expressions, are intended to identify forward-looking statements.

Hagerty has based these forward-looking statements largely on current expectations about future events, which may not materialize. Actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. These factors include, among other things, Hagerty’s ability to: (i) compete effectively within our industry and attract and retain our insurance policyholders and paid Hagerty Drivers Club ("HDC") subscribers; (ii) maintain key strategic relationships with our insurance distribution and underwriting carrier partners; (iii) prevent, monitor, and detect fraudulent activity; (iv) manage risks associated with disruptions, interruptions, outages or other issues with our technology platforms or our use of third-party services; (v) accelerate the adoption of our membership and marketplace products and services, as well as any new insurance programs and products we offer; (vi) manage the cyclical nature of the insurance business, including through any periods of recession, economic downturn or inflation; (vii) address unexpected increases in the frequency or severity of claims, and (viii) comply with the numerous laws and regulations applicable to our business, including state, federal and foreign laws relating to insurance and rate increases, privacy, the internet, and accounting matters.

The forward-looking statements herein represent the judgment of Hagerty as of the date of this release and Hagerty disclaims any intent or obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise. This press release should be read in conjunction with the information included in the Hagerty's other press releases, reports and other filings with the Securities and Exchange Commission. Understanding the information contained in these filings is important in order to fully understand Hagerty’s reported financial results and its business outlook for future periods.

About Hagerty, Inc. (NYSE: HGTY)

Hagerty is an automotive enthusiast brand committed to saving driving and to fueling car culture for future generations. The company is a leading provider of specialty vehicle insurance, expert car valuation data and insights, live and digital car auction services, immersive events and automotive entertainment custom made for the 67 million Americans who self-describe as car enthusiasts. Hagerty also operates in Canada and the U.K. and is home to Hagerty Drivers Club, a community of nearly 890,000 who can’t get enough of cars. For more information, please visit www.hagerty.com or connect with us on Facebook, Instagram, Twitter and LinkedIn..

More information can be found at newsroom.hagerty.com.

Contact: Jay Koval, investor@hagerty.com
Hagerty Media Contact: Andrew Heller, aheller@hagerty.com

Category: Financial

Source: Hagerty

Hagerty, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended March 31,
	2025	2024	$ Change	% Change

REVENUE:	in thousands (except percentages and per share amounts)
Commission and fee revenue	$100,287	$88,840	$11,447	12.9%
Earned premium	169,355	151,619	17,736	11.7%
Membership, marketplace and other revenue	49,951	31,249	18,702	59.8%
Total revenue	319,593	271,708	47,885	17.6%
OPERATING EXPENSES:
Salaries and benefits	59,103	56,116	2,987	5.3%
Ceding commissions, net	77,333	70,930	6,403	9.0%
Losses and loss adjustment expenses	71,130	62,356	8,774	14.1%
Sales expense	54,626	39,660	14,966	37.7%
General and administrative expenses	22,185	19,862	2,323	11.7%
Depreciation and amortization	9,488	10,560	(1,072)	(10.2)%
Total operating expenses	293,865	259,484	34,381	13.2%
OPERATING INCOME	25,728	12,224	13,504	110.5%
Loss related to warrant liabilities, net	—	(6,140)	6,140	(100.0)%
Interest and other income (expense), net	7,054	7,244	(190)	(2.6)%
INCOME BEFORE INCOME TAX EXPENSE	32,782	13,328	19,454	146.0%
Income tax expense	(5,489)	(5,129)	(360)	7.0%
NET INCOME	27,293	8,199	19,094	232.9%
Net income attributable to non-controlling interest	(18,922)	(9,550)	(9,372)	98.1%
Accretion of Series A Convertible Preferred Stock	(1,875)	(1,838)	(37)	2.0%
NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCKHOLDERS	$6,496	$(3,189)	$9,685	303.7%

Earnings (loss) per share of Class A Common Stock:
Basic	$0.07	$(0.04)
Diluted	$0.07	$(0.04)

Weighted average shares of Class A Common Stock outstanding:
Basic	90,047	84,656
Diluted	346,311	84,656

Hagerty, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2025	2024

ASSETS	in thousands (except share amounts)
Current Assets:
Cash and cash equivalents	$127,704	$104,784
Restricted cash and cash equivalents	158,604	128,061
Investments	104,991	73,957
Accounts receivable	97,610	84,763
Premiums receivable	175,522	153,748
Commissions receivable	17,135	20,430
Notes receivable	62,053	45,417
Deferred acquisition costs, net	152,270	156,466
Other current assets	102,044	90,779
Total current assets	997,933	858,405
Investments	481,115	515,570
Notes receivable	11,139	11,555
Property and equipment, net	17,919	18,205
Lease right-of-use assets	43,433	44,485
Intangible assets, net	87,122	90,107
Goodwill	114,127	114,123
Other long-term assets	63,403	56,888
TOTAL ASSETS	$1,816,191	$1,709,338
LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$116,875	$73,383
Losses payable and provision for unpaid losses and loss adjustment expenses	251,920	266,878
Commissions payable	79,315	77,389
Advance premiums and due to insurers	154,009	108,352
Unearned premiums	352,162	357,539
Contract liabilities	32,778	31,905
Total current liabilities	987,059	915,446
Long-term lease liabilities	41,956	43,178
Long-term debt, net	132,596	104,968
Deferred tax liability	18,421	18,065
Contract liabilities	14,834	15,334
Other long-term liabilities	2,130	4,178
TOTAL LIABILITIES	1,196,996	1,101,169
Commitments and Contingencies	—	—
TEMPORARY EQUITY [1]
Preferred stock, $0.0001 par value (20,000,000 shares authorized, 8,483,561 Series A Convertible Preferred Stock issued and outstanding as of March 31, 2025 and December 31, 2024)	86,538	84,663
STOCKHOLDERS' EQUITY
Class A Common Stock, $0.0001 par value (500,000,000 shares authorized, 90,064,663 and 90,032,391 issued and outstanding as of March 31, 2025 and December 31, 2024, respectively)	9	9
Class V Common Stock, $0.0001 par value (300,000,000 authorized, 251,033,906 shares issued and outstanding as of March 31, 2025 and December 31, 2024)	25	25
Additional paid-in capital	606,972	603,780
Accumulated earnings (deficit)	(443,607)	(451,978)
Accumulated other comprehensive income (loss)	(455)	(1,514)
Total stockholders' equity	162,944	150,322
Non-controlling interest	369,713	373,184
Total equity	532,657	523,506
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY	$1,816,191	$1,709,338

1 The Series A Convertible Preferred Stock is recorded within Temporary Equity because it has equity conversion and cash redemption features.

Hagerty, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended March 31,
	2025	2024

OPERATING ACTIVITIES:	in thousands
Net income	$27,293	$8,199
Adjustments to reconcile net income to net cash from operating activities:
Loss on disposals of equipment, software and other assets	1,136	—
Loss related to warrant liabilities, net	—	6,140
Depreciation and amortization	9,488	10,560
Provision for deferred taxes	(939)	(571)
Share-based compensation expense	4,392	4,543
Non-cash lease expense	2,109	2,197
Realized (gain) loss on investments, net	315	—
(Accretion) amortization of discount and premium, net	(1,184)	—
Other	1,852	1,140
Changes in operating assets and liabilities:
Accounts, premiums and commissions receivable	(39,394)	42,736
Deferred acquisition costs, net	4,196	4,712
Losses payable and provision for unpaid losses and loss adjustment expenses	(14,958)	5,567
Commissions payable	1,926	(37,669)
Advance premiums and due to insurers	45,257	34,941
Unearned premiums	(5,377)	(4,573)
Operating lease assets and liabilities	(2,252)	(2,282)
Other assets and liabilities, net	9,970	(17,402)
Net Cash Provided by Operating Activities	43,830	58,238
INVESTING ACTIVITIES:
Capital expenditures	(5,389)	(4,538)
Acquisitions, net of cash acquired, and other investments	—	(3,843)
Issuance of notes receivable	(9,886)	(17,828)
Collection of notes receivable	1,650	11,041
Purchases of fixed maturity securities	(39,150)	(2,956)
Proceeds from sales of fixed maturity securities	14,804	—
Proceeds from maturities of fixed maturity securities	33,722	1,075
Purchases of equity securities	(246)	—
Sales of equity securities	247	—
Other investing activities	(233)	(1,238)
Net Cash Used in Investing Activities	(4,481)	(18,287)
FINANCING ACTIVITIES:
Payments on long-term debt	(120,880)	(45,331)
Proceeds from long-term debt, net of issuance costs	160,067	8,098
Distributions paid to non-controlling interest unit holders	(24,676)	—
Funding of TRA liability payments	(223)	—
Funding of employee tax obligations upon vesting of share-based payments	(44)	—
Net Cash Provided by (Used in) Financing Activities	14,244	(37,233)
Effect of exchange rate changes on cash and cash equivalents and restricted cash and cash equivalents	(130)	(186)

Change in cash and cash equivalents and restricted cash and cash equivalents	53,463	2,532
Beginning cash and cash equivalents and restricted cash and cash equivalents	232,845	724,276
Ending cash and cash equivalents and restricted cash and cash equivalents	$286,308	$726,808

Hagerty, Inc.
Key Performance Indicators and Certain Non-GAAP Financial Measures

Key Performance Indicators

The tables below present a summary of our Key Performance Indicators, which include important operational metrics, as well as certain financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and non-GAAP financial measures. We use these Key Performance Indicators to evaluate our business, measure our performance, identify trends against planned initiatives, prepare financial projections, and make strategic decisions. We believe these Key Performance Indicators are useful in evaluating our performance when read together with our Condensed Consolidated Financial Statements prepared in accordance with GAAP.

	Three months ended March 31,
	2025	2024	Change

Operational Metrics	dollars in thousands (except per share amounts)
Total Written Premium	$244,327	$218,286	$26,041	11.9%
Hagerty Re Loss Ratio	42.0%	41.1%	0.9%	N/M
Hagerty Re Combined Ratio	88.5%	88.5%	—%	N/M
New Business Count — Insurance	55,309	59,286	(3,977)	(6.7)%

GAAP Financial Measures
Total Revenue	$319,593	$271,708	$47,885	17.6%
Operating Income	$25,728	$12,224	$13,504	110.5%
Net Income	$27,293	$8,199	$19,094	232.9%
Basic Earnings (Loss) Per Share	$0.07	$(0.04)	$0.11	N/M
Diluted Earnings (Loss) Per Share	$0.07	$(0.04)	$0.11	N/M

Non-GAAP Financial Measures
Adjusted EBITDA	$39,608	$27,327	$12,281	44.9%
Adjusted Earnings Per Share	$0.08	$0.04	$0.04	100.0%

N/M = Not meaningful

	March 31,	December 31,
	2025	2024	Change

Operational Metrics
Policies in Force	1,524,927	1,506,451	18,476	1.2%
Policies in Force Retention	89.0%	89.0%	—%	—%
Vehicles in Force	2,609,209	2,576,700	32,509	1.3%
HDC Paid Member Count	889,390	875,822	13,568	1.5%
Net Promoter Score (NPS)	82	82	—	—%

Non-GAAP Financial Measures

Adjusted EBITDA

We define Adjusted EBITDA as consolidated Net income, excluding net interest and other income (expense), income tax expense, and depreciation and amortization, further adjusted to exclude (i) net gains and losses related to our warrant liabilities prior to the Warrant Exchange; (ii) share-based compensation expense; and when applicable, (iii) restructuring, impairment and related charges; (iv) gains, losses and impairments related to divestitures; and (v) certain other unusual items.

We present Adjusted EBITDA because we consider it to be an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. We use Adjusted EBITDA as a measure of the operating performance of our business on a consistent basis, as it removes the impact of items not directly resulting from our core operations.

By providing this non-GAAP financial measure, together with a reconciliation to Net income, which is the most comparable GAAP measure, we believe we are enhancing investors' understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. However, Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or a substitute for Net income or other financial statement data presented in our Condensed Consolidated Financial Statements as indicators of financial performance. Our definition of Adjusted EBITDA may be different than similarly titled measures used by other companies in our industry, which could reduce the usefulness of this non-GAAP financial measure when comparing our performance to that of other companies.

The following table reconciles Adjusted EBITDA to the most directly comparable GAAP measure, which is Net income:

	Three months ended March 31,
	2025	2024

	in thousands
Net income	$27,293	$8,199
Interest and other (income) expense [1,2]	(7,054)	(7,244)
Income tax expense	5,489	5,129
Depreciation and amortization	9,488	10,560
EBITDA	35,216	16,644
Loss related to warrant liabilities, net	—	6,140
Share-based compensation expense	4,392	4,543
Adjusted EBITDA	$39,608	$27,327

1    Excludes interest expense related to the BAC Credit Facility, which is recorded within "Sales expense" in the Condensed Consolidated Statements of Operations.
2    Includes interest income and net investment income related to our investment portfolio.

The following table reconciles Adjusted EBITDA for the year ended December 31, 2025 Outlook to the most directly comparable GAAP measure, which is Net income:

	2025 Low	2025 High

	in thousands
Net income	$102,000	$110,000
Interest and other (income) expense [1,2]	(32,000)	(32,000)
Income tax expense	21,000	23,000
Depreciation and amortization	39,000	39,000
Share-based compensation expense	20,000	20,000
Adjusted EBITDA	$150,000	$160,000

1    Excludes interest expense related to the BAC Credit Facility, which is recorded within "Sales expense" in the Condensed Consolidated Statements of Operations.
2    Includes interest income and net investment income related to our investment portfolio.

Adjusted EPS

We define Adjusted Earnings Per Share ("Adjusted EPS") as consolidated Net income, excluding net gains and losses related to our warrant liabilities prior to the Warrant Exchange, divided by our outstanding and total potentially dilutive securities, which includes (i) the weighted average issued and outstanding shares of Class A Common Stock; (ii) all issued and outstanding non-controlling interest units of THG; (iii) all issued and outstanding shares of our Series A Convertible Preferred Stock on an as-converted basis; (iv) all unissued share-based compensation awards; and (v) all unexercised warrants outstanding prior to the Warrant Exchange.

The most directly comparable GAAP measure to Adjusted EPS is basic earnings per share ("Basic EPS"), which is calculated as Net income (loss) available to Class A Common Stockholders divided by the weighted average number of Class A Common Stock shares outstanding during the period.

We present Adjusted EPS because we consider it to be an important supplemental measure of our operating performance and believe it is used by securities analysts, investors and other interested parties in evaluating the consolidated performance of other companies in our industry. We also believe that Adjusted EPS, which compares our consolidated Net income with our outstanding and potentially dilutive shares, provides useful information to investors regarding our performance on a fully consolidated and fully diluted basis.

Management uses Adjusted EPS:

•as a measurement of operating performance of our business on a fully consolidated and fully diluted basis;
•to evaluate the performance and effectiveness of our operational strategies; and
•as a preferred predictor of core operating performance, comparisons to prior periods and competitive positioning.

We caution investors that Adjusted EPS is not a recognized measure under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, including Basic EPS, and that Adjusted EPS, as we define it, may be defined or calculated differently by other companies. In addition, Adjusted EPS has limitations as an analytical tool and should not be considered as a measure of profit or loss per share.

The following table reconciles Adjusted EPS to the most directly comparable GAAP measure, which is Basic EPS:

	Three months ended March 31,
	2025	2024

	in thousands (except per share amounts)
Numerator:
Net income (loss) available to Class A Common Stockholders [1]	$6,041	$(3,189)
Accretion of Series A Convertible Preferred Stock	1,875	1,838
Undistributed earnings allocated to Series A Convertible Preferred Stock	455	—
Net income attributable to non-controlling interest	18,922	9,550
Consolidated net income	27,293	8,199
Loss related to warrant liabilities, net	—	6,140
Adjusted consolidated net income [2]	$27,293	$14,339

Denominator:
Weighted average shares of Class A Common Stock outstanding [1]	90,047	84,656
Total potentially dilutive securities outstanding:
Non-controlling interest THG units	255,154	255,499
Series A Convertible Preferred Stock, on an as-converted basis	6,785	6,785
Total unissued share-based compensation awards	7,935	8,256
Total warrants outstanding	—	19,484
Potentially dilutive shares outstanding	269,874	290,024
Fully dilutive shares outstanding [2]	359,921	374,680

Basic EPS [1]	$0.07	$(0.04)

Adjusted EPS [2]	$0.08	$0.04

1    Numerator and Denominator of the GAAP measure Basic EPS
2    Numerator and Denominator of the non-GAAP measure Adjusted EPS